News Release May 5, 2026
SSR MINING REPORTS FIRST QUARTER 2026 RESULTS
DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM) ("SSR Mining" or the “Company") reports consolidated financial results for the first quarter ended March 31, 2026.
•Consolidated continuing operating results: First quarter 2026 production was 109,914 gold equivalent ounces at consolidated cost of sales of $1,727 per payable ounce and all-in sustaining costs (“AISC”) of $2,433 per payable ounce.(1) The first quarter operating results were well aligned with Company expectations and SSR Mining remains on track for full-year 2026 production guidance of 450,000 to 535,000 gold equivalent ounces.
•Çöpler sale: On March 4, 2026, SSR Mining announced a binding memorandum of understanding to sell its 80% ownership stake in the Çöpler mine and related properties in Türkiye (collectively, “Çöpler”) to Cengiz Holding A.S. (“Cengiz”) for $1.5 billion in cash (the "Çöpler Transaction"). Subsequently, on March 24, 2026, the Company signed a definitive share purchase agreement formalizing the terms of the Çöpler Transaction. Çöpler is now classified as a discontinued operation in the Company’s financial reporting. The Çöpler Transaction is expected to close before the end of the third quarter of 2026.
•Financial results: In the first quarter of 2026, the Company reported net income attributable to SSR Mining shareholders from continuing operations of $252.5 million, or $1.16 per diluted share, and adjusted net income attributable to SSR Mining shareholders from continuing operations of $250.1 million, or $1.15 per diluted share. In the first quarter of 2026, operating cash flow from continuing operations was $299.6 million and free cash flow from continuing operations was $210.8 million. Inclusive of costs incurred at Çöpler in the quarter, operating cash flow was $264.5 million and free cash flow was $175.2 million.
•Cash and liquidity position from continuing operations: As of March 31, 2026, SSR Mining had a cash and cash equivalent balance of $634.1 million and total liquidity of $1,134.1 million, inclusive of the Company’s undrawn revolving credit facility and accompanying accordion feature. During the quarter, the Company announced the redemption of its Convertible Notes, which resulted in holders exercising rights to convert the Convertible Notes into SSR Mining common shares. As a result, the aggregate principal amount of $230.0 million of Convertible Notes was converted to 13.1 million common shares and the Company paid approximately $2.6 million in cash to redeem unconverted Convertible Notes, to fund required payments in connection with the conversion and redemption, and for other related costs incurred through the conversion and redemption process. As of March 31, 2026, SSR Mining had no significant long-term debt outstanding. In addition, during the quarter, SSR Mining made a $87.5 million contingent payment related to the Carlton Tunnel at CC&V.
•Capital returns: On February 13, 2026, SSR Mining’s Board of Directors approved a share buyback program of up to $300 million and, on March 31, 2026, the Company received regulatory approval for its Normal Course Issuer Bid (“NCIB”). Subsequent to the quarter, SSR Mining completed approximately $300 million in share buybacks through the repurchase of 9.2 million shares. Since 2021, SSR Mining has now repurchased 29.2 million shares at an average price of $21.06 per share, delivering significant per share value accretion to shareholders. Total capital returned to shareholders since the start of 2021 is approximately $775 million.
•Hod Maden: Following the sale of Çöpler, SSR Mining’s interest in the Hod Maden development project remains under strategic review. While this process is ongoing, SSR Mining expects to incur minimal capital costs. In the first quarter of 2026, SSR Mining made $30.6 million in growth capital investments at Hod Maden. An update on the Hod Maden strategic review is expected before the end of the third quarter.

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•Development & exploration: SSR Mining continues to advance key brownfield organic growth projects across the portfolio, including Buffalo Valley at Marigold, Cortaderas at Puna, and Porky at Seabee. These projects represent high-return development opportunities and have the potential to meaningfully extend the mine lives at each asset. SSR Mining remains on track to spend $35 million on growth exploration and resource development initiatives in 2026 as it aims to identify and advance growth targets across its portfolio.
Rod Antal, Executive Chairman of SSR Mining, said, “The first quarter of 2026 marked a significant milestone for our business with the definitive agreement to sell our ownership in Çöpler for $1.5 billion in cash. This transaction, together with last year’s extremely successful acquisition of Cripple Creek & Victor, positions SSR Mining firmly in the Americas and re-establishes our Company as a leader in free cash flow generation. In the first quarter, we generated $300 million in operating cash flow and $211 million in free cash flow. Subsequent to quarter-end, we returned $300 million to shareholders through our share buyback program. Looking ahead, we are in the strongest financial position in our company’s history. We expect our low-risk, free cash flow leading Americas-focused platform to support a premium valuation as we regain our position as a leading mid-cap gold producer.”

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Financial and Operating Summary
A summary of the Company's consolidated financial and operating results for the three months ended March 31, 2026 and March 31, 2025 are presented below:

(in thousands, except per share data or otherwise stated)			Three Months Ended March 31,
				2026	2025
Financial Results
Revenue				$581,778	$316,618
Cost of sales				$195,119	$136,641
Operating income				$300,381	$106,784
Net income (loss)				$(115,152)	$54,446
Net income from continuing operations				$250,181	$89,174
Net income (loss) from discontinued operations				$(365,333)	$(34,728)
Net income attributable to SSR Mining shareholders from continuing operations				$252,476	$85,701
Basic net income per share attributable to SSR Mining shareholders from continuing operations				$1.23	$0.42
Diluted net income per share attributable to SSR Mining shareholders from continuing operations				$1.16	$0.40
Adjusted net income attributable to SSR Mining shareholders from continuing operations (1)				$250,077	$88,474
Basic adjusted net income per share attributable to SSR Mining shareholders from continuing operations (1)				$1.22	$0.44
Diluted adjusted net income per share attributable to SSR Mining shareholders from continuing operations (1)				$1.15	$0.41

Cash provided by operating activities from continuing operations				$299,608	$116,701
Cash provided by (used in) operating activities of discontinued operations				$(35,119)	$(34,365)
Cash provided by operating activities				$264,489	$82,336
Cash used in investing activities				$(86,269)	$(151,781)
Cash provided by (used in) financing activities				$(78,219)	$2,675

Continuing Operating Results
Gold produced (oz)				82,314	75,869
Gold sold (oz)				83,893	77,708
Silver produced ('000 oz)				1,739	2,505
Silver sold ('000 oz)				1,833	2,374
Lead produced ('000 lb) (2)				8,162	11,489
Lead sold ('000 lb) (2)				8,917	12,053
Zinc produced ('000 lb) (2)				1,024	758
Zinc sold ('000 lb) (2)				737	262

Gold equivalent produced (oz) (3)				109,914	103,805
Gold equivalent sold (oz) (3)				112,993	104,185

Average realized gold price ($/oz sold)				$4,770	$2,935
Average realized silver price ($/oz sold)				$91.79	$32.47

Cost of sales per gold equivalent ounce sold (3)				$1,727	$1,312
Cash cost per gold equivalent ounce sold (1,3)				$1,611	$1,206
AISC per gold equivalent ounce sold (1,3)				$2,433	$1,749

Financial Position From Continuing Operations	March 31, 2026		December 31, 2025
Cash and cash equivalents	$	634,086	$		524,750
Current assets	$	3,668,884	$		1,287,121
Total assets	$	5,946,734	$		6,093,898
Current liabilities	$	688,673	$		618,357
Total liabilities	$	1,517,971	$		1,779,644
Working capital (4)	$	2,980,211	$		668,764
(1)The Company reports non-GAAP financial measures including adjusted net income (loss) attributable to SSR Mining shareholders from continuing operations, adjusted net income (loss) per share attributable to SSR Mining shareholders from continuing operations, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income (loss), and cost of sales, which are the most comparable GAAP financial measures. Cost of sales excludes depreciation, depletion, and amortization.
(2)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(3)Effective January 1, 2026, the Company calculates gold equivalent ounces (“GEOs”) using a fixed silver-to-gold ratio of 63:1. In prior periods, GEOs were calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.
(4)Working capital is defined as current assets less current liabilities.

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Marigold, USA
For the three months ended March 31, 2026 and 2025, Marigold produced 37,730 and 38,586 ounces of gold, respectively. During the first quarter of 2026, Marigold reported cost of sales of $1,813 per payable ounce and AISC of $2,365 per payable ounce.
The Company remains on track for full-year 2026 production guidance for Marigold of 170,000 to 200,000 ounces of gold at mine site cost of sales of $1,720 to $1,790 per payable ounce and AISC of $2,320 to $2,390 per payable ounce. Production at Marigold remains approximately 55 to 60% weighted to the second half of 2026. Sustaining capital spend at Marigold totaled $21.0 million in the first quarter and remains on track with full-year guidance of $106 million, with sustaining capital expected to increase in the second and third quarters due to the timing of spend on fleet replacements and upgrades. Accordingly, AISC are now expected to peak in the second quarter of 2026.
SSR Mining is advancing growth initiatives across Marigold, including Buffalo Valley, with an updated life of mine plan incorporating these potential growth opportunities expected over the next 12 months. Ongoing exploration and evaluation of other brownfield targets, including New Millennium, Marigold North, and DG80, continues in support of longer-term growth and mine life extension.

	Three Months Ended March 31,
Operating Data	2026	2025
Gold produced (oz)	37,730	38,586
Gold sold (oz)	39,509	40,408

Ore mined (kt)	4,947	5,356
Waste removed (kt)	19,506	20,455
Total material mined (kt)	24,453	25,811
Strip ratio	3.9	3.8

Ore stacked (kt)	4,947	5,356
Gold grade stacked (g/t)	0.26	0.33

Average realized gold price ($/oz sold)	$4,748	$2,899
Cost of sales ($/oz gold sold)	$1,813	$1,453
Cash costs ($/oz gold sold) (5)	$1,813	$1,454
AISC ($/oz gold sold) (5)	$2,365	$1,765
(5)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

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Cripple Creek & Victor, USA
For the three months ended March 31, 2026, and 2025, CC&V produced 38,298 and 11,282 ounces of gold, respectively. During the first quarter of 2026, CC&V reported cost of sales of $1,431 per payable ounce and AISC of $1,658 per payable ounce. The strong first quarter at CC&V drove mine site revenue of $187 million and mine site free cash flow of more than $120 million, bringing total mine site revenue and free cash flow attributable to SSR Mining since the mine’s acquisition in 2025 to approximately $637 million and $325 million, respectively.
The Company remains on track for full-year 2026 production guidance for CC&V of 125,000 to 150,000 ounces of gold at mine site cost of sales of $1,420 to $1,490 per payable ounce and AISC of $1,780 to $1,850 per payable ounce. Sustaining capital is expected to increase in the second and third quarters of 2026.
SSR Mining continues to evaluate opportunities to improve the longer-term production and cost profile at CC&V, including the potential for future Mineral Reserve conversion opportunities.

	Three Months Ended March 31,
Operating Data	2026	2025 (6)
Gold produced (oz)	38,298	11,282
Gold sold (oz)	38,247	11,300

Ore mined (kt)	3,371	1,824
Waste removed (kt)	5,520	1,571
Total material mined (kt)	8,891	3,395
Strip ratio	1.6	0.9

Ore stacked (kt)	3,276	1,859
Gold grade stacked (g/t)	0.45	0.36

Average realized gold price ($/oz sold)	$4,815	$3,067
Cost of sales ($/oz gold sold)	$1,431	$1,590
Cash costs ($/oz gold sold) (7)	$1,372	$1,571
AISC ($/oz gold sold) (7)	$1,658	$1,774
(6)For the three months ended March 31, 2025, all metrics represent the period from February 28, 2025, the closing date of the CC&V acquisition, to March 31, 2025.
(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at CC&V. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

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Seabee, Canada
For the three months ended March 31, 2026 and 2025, Seabee produced 6,286 and 26,001 ounces of gold, respectively. Operations at Seabee continue to focus on underground development to support increased production in the second half of the year. During the first quarter of 2026, Seabee reported cost of sales of $3,462 per payable ounce and AISC of $6,053 per payable ounce. First quarter AISC reflect the timing of spend associated with the winter road, and the mine remains on track for full-year production guidance of 60,000 to 70,000 ounces of gold at mine site cost of sales of $1,480 to $1,550 per payable ounce and AISC of $2,170 to $2,240 per payable ounce. Production from Seabee is expected to be strongest in the fourth quarter of 2026 due to higher grades.
SSR Mining is advancing exploration and resource development activities at both Santoy and Porky as potential avenues for Mineral Reserve growth. Near-mine drilling at Santoy is targeting higher grades at depth to further improve the production profile while the evaluation of Porky as a potential new mining front continues.

	Three Months Ended March 31,
Operating Data	2026	2025
Gold produced (oz)	6,286	26,001
Gold sold (oz)	6,137	26,000

Ore mined (kt)	81	82

Ore milled (kt)	76	90
Gold mill feed grade (g/t)	3.00	9.00
Gold recovery (%)	93.7	97.3

Average realized gold price ($/oz sold)	$4,633	$2,934
Cost of sales ($/oz gold sold)	$3,462	$890
Cash costs ($/oz gold sold) (8)	$3,466	$890
AISC ($/oz gold sold) (8)	$6,053	$1,374
(8)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

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Puna, Argentina
For the three months ended March 31, 2026 and 2025, Puna produced 1.7 and 2.5 million ounces of silver, respectively. During the first quarter of 2026, Puna reported cost of sales of $25.91 per payable ounce and AISC of $23.14 per payable ounce. Ore in the first quarter of 2026 was largely sourced from surface stockpiles as mining operations were focused on waste stripping at Chinchillas. The average realized silver price in the first quarter of 2026 was $91.79 per ounce, driving mine site revenue of $179 million and mine site free cash flow of over $120 million, further reinforcing Puna as one of the highest-margin primary silver mines globally.
The Company remains on track for full-year 2026 production guidance for Puna is 6.25 to 7.00 million ounces of silver at mine site cost of sales of $22.30 to $24.30 per payable ounce and AISC of $20.00 to $22.00 per payable ounce. Production at Puna remains approximately 50 to 55% weighted to the first half of 2026. AISC are expected to remain above the full-year guidance range in the second quarter, largely reflecting the expected sustaining capital spend profile which remains more than 75% weighted to the first half of the year.
SSR Mining continues to advance a number of potential growth projects at Puna, including additional laybacks at the Chinchillas pit, potential new development at the Melina open pit target adjacent to Chinchillas, and continued evaluation of the Cortaderas project. The Company expects to provide an update on Puna’s life of mine extension opportunities over the next 12 months.

	Three Months Ended March 31,
Operating Data	2026	2025
Silver produced ('000 oz)	1,739	2,505
Silver sold ('000 oz)	1,833	2,374
Lead produced ('000 lb)	8,162	11,489
Lead sold ('000 lb)	8,917	12,053
Zinc produced ('000 lb)	1,024	758
Zinc sold ('000 lb)	737	262
Gold equivalent sold (oz) (9)	29,100	26,477

Ore mined (kt)	73	627
Waste removed (kt)	2,140	1,089
Total material mined (kt)	2,213	1,716
Strip ratio	29.4	1.7

Ore milled (kt)	509	454
Silver mill feed grade (g/t)	112.1	177.8
Lead mill feed grade (%)	0.81	1.21
Zinc mill feed grade (%)	0.23	0.19
Silver mill recovery (%)	94.8	96.6
Lead mill recovery (%)	89.3	94.5
Zinc mill recovery (%)	40.3	39.6

Average realized silver price ($/oz sold)	$91.79	$32.47
Cost of sales ($/oz silver sold)	$25.91	$15.51
Cash costs ($/oz silver sold) (10)	$19.98	$10.97
AISC ($/oz silver sold) (10)	$23.14	$13.16
(9)Effective January 1, 2026, the Company calculates GEOs using a fixed silver-to-gold ratio of 63:1. In prior periods, GEOs were calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.
(10)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See “Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

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Conference Call Information
This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.
•Conference call and webcast: Tuesday, May 5, 2026, at 5:00 pm EDT.

Toll-free in U.S. and Canada:	+1 (844) 752-3757
All other callers:	+1 (412) 652-1234
For the webcast:	ir.ssrmining.com/investors/events
•The webcast will be available on our website. Audio replay will be available for two weeks by dialing:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 6278811
All other callers:	+1 (412) 317-0088, replay code 6278811

About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX.
For more information, please visit: www.ssrmining.com.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

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Cautionary Note Regarding Forward-Looking Information and Statements:
Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.
Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to global pandemics, including the duration, severity and scope of a pandemic and potential impacts on mining operations; whether we will be able to successfully close the Çöpler Transaction within the time periods anticipated, or at all; our ability to obtain necessary regulatory and other approvals or consents for the Çöpler Transaction; any other risks and uncertainties resulting from the incident at Çöpler; the outcome of our strategic review of the Hod Maden development project, described in our Annual Report on Form 10-K; and other risk factors detailed from time to time in our reports filed with the SEC on EDGAR and the Canadian securities regulatory authorities on SEDAR.
Forward-looking information and statements in this news release include any statements concerning, among other things: all information related to the Çöpler Transaction and other matters related to Çöpler; our strategic review of the Hod Maden development project; forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and returning cash to shareholders, including via share repurchases or dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; our joint venture governance and operations; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.
Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: whether we will be able to successfully close the Çöpler Transaction within the time periods anticipated, or at all; our ability to obtain necessary regulatory and other approvals or consents for the Çöpler Transaction; any other risks and uncertainties resulting from the incident at Çöpler; the outcome of our strategic review of the Hod Maden development project; the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of current and future joint ventures and their governance and operations; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; the Company’s ability to efficiently integrate acquired mines and businesses and to manage the costs related to any such integration, or to retain key technical, professional or management personnel; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.
The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedarplus.ca, and on EDGAR at www.sec.gov and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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Cautionary Note Regarding Non-GAAP Measures
We have included certain non-GAAP performance measures throughout this document. These performance measures are employed by us to measure our operating and economic performance internally and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders also use this information to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. Accordingly, these performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our condensed consolidated interim financial statements.
Total Cash, Total Debt, Net Cash (Debt), Total Liquidity, Cash costs, AISC per ounce sold, adjusted net income (loss) attributable to SSR Mining shareholders, free cash flow, and mine site free cash flow are Non-GAAP Measures with no standardized definition under U.S. GAAP.
Non-GAAP Measure – Total Cash, Total Debt, Net Cash (Debt) and Total Liquidity
Total cash, Total debt, and Net cash (debt) are used by management and investors to measure the Company's underlying operating performance. The Company believes that these measures are a useful measure for shareholders as it helps evaluate liquidity and available cash. The Company believes that liquidity and available cash will be sufficient to sustain the operational needs of the Company for the next twelve months. Total cash is calculated as Cash and cash equivalents plus Restricted cash and Total debt is calculated as the face value of the Company’s Convertible Notes plus other current debt.
The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	March 31, 2026	December 31, 2025
Cash and cash equivalents from continuing operations (GAAP)	$634,086	$524,750
Restricted cash	$—	$—
Total cash from continuing operations (non-GAAP)	$634,086	$524,750

Face value of Convertible Notes	$—	$230,000
Other current debt	$—	$—
Total debt from continuing operations (non-GAAP)	$—	$230,000

Net cash (debt) from continuing operations (non-GAAP)	$634,086	$294,750
In addition to Net cash (debt), the Company also uses Total liquidity to measure its financial position. Total liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of March 31, 2026, no borrowings were outstanding on the Company’s $400 million credit facility with a $100 million accordion feature.
The following table provides a reconciliation of Cash and cash equivalents to Total liquidity:

	As of
(in thousands)	March 31, 2026	December 31, 2025
Cash and cash equivalents from continuing operations (GAAP)	$634,086	$524,750
Restricted cash	$—	$—
Total cash from continuing operations (non-GAAP)	$634,086	$524,750
Borrowing capacity on credit facility	$400,000	$400,000
Borrowing capacity on accordion feature of credit facility	$100,000	$100,000
Total liquidity from continuing operations (non-GAAP) (11)	$1,134,086	$1,024,750
(11)Excludes letters of credit. As of March 31, 2026 and December 31, 2025, the company had $0.5 million in letters of credit. Inclusive of these letters of credit, total liquidity is $1,133.6 million as of March 31, 2026 and $1,034.3 million as of December 31, 2025.

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Non-GAAP Measure - Cash Costs and AISC
Cash Costs and All-In Sustaining Costs (“AISC”) per payable ounce of gold and respective unit cost measures are non-U.S. GAAP metrics developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The World Gold Council is a market development organization for the gold industry.
The Company uses cash costs per ounce of precious metals sold and AISC per ounce of precious metals to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits, which allows management and other stakeholders to assess the net costs of gold and silver production.
AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, growth capital is excluded. The Company determines sustaining capital to be capital expenditures that are necessary to maintain current production and execute the current mine plan. The Company determines growth capital to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation.
The Company believes that AISC provides additional information to management and stakeholders that provides visibility to better define the total costs associated with production and better understanding of the economics of the Company's operations and performance compared to other producers. In deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.
The following tables provide a reconciliation of Cost of sales to cash costs and AISC:

	Three Months Ended March 31, 2026
(in thousands, unless otherwise noted)	Marigold	CC&V	Seabee	Puna	Corporate	Total From Continuing Operations
Cost of sales (GAAP) (12)	$71,634	$54,746	$21,245	$47,494	$—	$195,119
By-product credits	$(64)	$(2,328)	$(15)	$(8,867)	$—	$(11,274)
Treatment and refining charges	$70	$49	$41	$(1,995)	$—	$(1,835)
Cash costs (non-GAAP)	$71,640	$52,467	$21,271	$36,632	$—	$182,010
Sustaining capital and lease related expenditures	$21,005	$7,120	$15,400	$4,745	$—	$48,270
Sustaining exploration and evaluation expense	$—	$—	$—	$—	$—	$—
Reclamation cost accretion and amortization	$792	$3,838	$474	$1,046	$—	$6,150
General and administrative expense and stock-based compensation expense (13)	$—	$—	$—	$—	$38,480	$38,480
Total AISC (non-GAAP)	$93,437	$63,425	$37,145	$42,423	$38,480	$274,910

Gold sold (oz)	39,509	38,247	6,137	—	—	83,893
Silver sold (oz)	—	—	—	1,833,291	—	1,833,291
Gold equivalent sold (oz) (14)	39,509	38,247	6,137	29,100	—	112,993

Cost of sales per gold ounces sold	$1,813	$1,431	$3,462	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$25.91	N/A	N/A
Cost of sales per GEO sold (14)	$1,813	$1,431	$3,462	$1,632	N/A	$1,727
Cash cost per gold ounce sold	$1,813	$1,372	$3,466	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$19.98	N/A	N/A
Cash cost per GEO sold (14)	$1,813	$1,372	$3,466	$1,259	N/A	$1,611
AISC per gold ounce sold	$2,365	$1,658	$6,053	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$23.14	N/A	N/A
AISC per GEO sold (14)	$2,365	$1,658	$6,053	$1,458	N/A	$2,433
(12)Excludes depreciation, depletion, and amortization.
(13)General and administrative expense for the three months ended March 31, 2026 included $20.4 million in share based compensation expense.
(14)Effective January 1, 2026, the Company calculates GEOs using a fixed silver-to-gold ratio of 63:1. The Company does not include by-products in the GEO calculations. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.

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	Three Months Ended March 31, 2025
(in thousands, unless otherwise noted)	Marigold	CC&V (15)	Seabee	Puna	Corporate	Total From Continuing Operations
Cost of sales (GAAP) (16)	$58,726	$17,966	$23,130	$36,819	$—	$136,641
By-product credits	$(38)	$(213)	$(24)	$(11,109)	$—	$(11,384)
Treatment and refining charges	$66	$5	$43	$326	$—	$440
Cash costs (non-GAAP)	$58,754	$17,758	$23,149	$26,036	$—	$125,697
Sustaining capital and lease related expenditures	$11,669	$1,011	$11,748	$1,954	$—	$26,382
Sustaining exploration and evaluation expense	$227	$—	$—	$—	$—	$227
Reclamation cost accretion and amortization	$672	$1,279	$833	$3,258	$—	$6,042
General and administrative expense and stock-based compensation expense (17)	$—	$—	$—	$—	$23,894	$23,894
Total AISC (non-GAAP)	$71,322	$20,048	$35,730	$31,248	$23,894	$182,242

Gold sold (oz)	40,408	11,300	26,000	—	—	77,708
Silver sold (oz)	—	—	—	2,374,345	—	2,374,345
Gold equivalent sold (oz) (18)	40,408	11,300	26,000	26,477	—	104,185

Cost of sales per gold ounces sold	$1,453	1,590	$890	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$15.51	N/A	N/A
Cost of sales per GEO sold (18)	$1,453	1,590	$890	$1,391	N/A	$1,312
Cash cost per gold ounce sold	$1,454	1,571	$890	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$10.97	N/A	N/A
Cash cost per GEO sold (18)	$1,454	1,571	$890	$983	N/A	$1,206
AISC per gold ounce sold	$1,765	1,774	$1,374	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$13.16	N/A	N/A
AISC per GEO sold (18)	$1,765	1,774	$1,374	$1,180	N/A	$1,749
(15)CC&V data represents the period from February 28, 2025, the closing date of the CC&V acquisition, to March 31, 2025.
(16)Excludes depreciation, depletion, and amortization.
(17)General and administrative expense for the three months ended March 31, 2025 included $9.4 million in share based compensation expense.
(18)For the three months ended March 31, 2025, GEOs were calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average closing commodity prices for the period. The Company does not include by-products in the GEO calculations. GEOs sold may not re-calculate based on amounts presented in this table due to rounding.

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The following table provides a reconciliation of our projected cost of sales to projected cash costs and projected AISC used in the calculation of full-year projected 2026 cost guidance:

(operating guidance 100% basis) (19)		Marigold	CC&V	Seabee	Puna	Corporate	Total (Excluding Çöpler)	Çöpler	Consolidated
Gold Production	koz	170 – 200	125 – 150	60 – 70	–	–	355 – 420	–	355 – 420
Silver Production	Moz	–	–	–	6.25 – 7.00	–	6.25 – 7.00	–	6.25 – 7.00
Gold Equivalent Production	koz	170 – 200	125 – 150	60 – 70	95 – 115	–	450 – 535	–	450 – 535
Gold Sold	koz	170 – 200	125 – 150	60 – 70	–	–	355 – 420	–	355 – 420
Silver Sold	Moz	–	–	–	6.25 – 7.00	–	6.25 – 7.00	–	6.25 – 7.00
Gold Equivalent Sold	koz	170 – 200	125 – 150	60 – 70	95 – 115	–	450 – 535	–	450 – 535

Cost of Sales (GAAP)	$M	292 – 358	178 – 224	89 – 109	141 – 168	–	700 – 859	–	700 – 859
By-Product Credits + Treatment & Refining Costs	$M	–	(1)	–	(35)	–	(36)	–	(36)
Cash Cost (non-GAAP) (20)	$M	292 – 358	177 – 223	89 – 109	106 – 133	–	664 – 823	–	664 – 823
Sustaining Capital Expenditures (21)	$M	108	34	42	18	–	202	–	202
Reclamation Cost Accretion & Amortization	$M	3	15	2	2	–	22	–	22
General & Administrative	$M	–	–	–	–	65 – 70	65 – 70	–	65 – 70
Share-Based Compensation (22)	$M	–	–	–	–	50 – 60	50 – 60	–	50 – 60
Care & Maintenance (23)	$M	–	–	–	–	–	–	80 – 100	80 – 100
All-In Sustaining Cost (non-GAAP) (20)	$M	403 – 469	226 – 272	133 – 153	126 – 153	115 – 130	1,003 – 1,177	80 – 100	1,083 – 1,277

Cost of Sales per Ounce (GAAP)	$/oz	1,720 – 1,790	1,420 – 1,490	1,480 – 1,550	22.30 – 24.30	–	1,560 – 1,640	–	1,560 – 1,640
Cash Cost per Ounce (non-GAAP) (20)	$/oz	1,720 – 1,790	1,410 – 1,480	1,480 – 1,550	17.00 – 19.00	–	1,480 – 1,560	–	1,480 – 1,560
All-In Sustaining Cost per Ounce (non-GAAP) (20)	$/oz	2,320 – 2,390	1,780 – 1,850	2,170 – 2,240	20.00 – 22.00	–	2,180 – 2,260	–	2,360 – 2,440
(19)Amounts presented on 100% basis. Figures may not add due to rounding. In 2026, in an effort to limit the impact of gold and silver price volatility, SSR Mining will fix its gold to silver ratio for the purposes of GEO calculations to 63:1. See “Assumptions” earlier in the endnotes of this press release for additional information.
(20)The Company reports non-GAAP financial measures including cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. Cost of sales excludes depreciation, depletion, and amortization. Total AISC includes G&A costs and share-based compensation but excludes any care & maintenance costs incurred at Çöpler. Consolidated AISC reflects the cash component of care & maintenance costs incurred at Çöpler in the event the operation did not restart within 2026.
(21)Refer to “2026 Capital Guidance” table within the press release titled “SSR Mining Reports Full-Year Results and 2026 Operating Guidance” dated February 17, 2026 for a breakdown of sustaining capital expenditures. No material capital expenditures for Çöpler are included in this guidance.
(22)Share-based compensation guidance uses a reference price of approximately US$32.50 per share.
(23)Reflects the cash component of care & maintenance expenses of approximately $20 - $25 million per quarter that are expected to be incurred at Çöpler. At this time the Company is not able to estimate or predict if, when and under what conditions operations will resume.

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Non-GAAP Measure - Adjusted Net Income (Loss) Attributable to SSR Mining Shareholders
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income (loss) attributable to SSR Mining shareholders and net income (loss) per share attributable to SSR Mining shareholders. Adjusted net income (loss) attributable to SSR Mining shareholders is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the impacts of impairment charges; and inflationary impacts on tax balances.
The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to adjusted net income (loss) attributable to SSR Mining shareholders:

(in thousands of US dollars, except per share data)	Three Months Ended March 31,
	2026	2025
Net income (loss) attributable to SSR Mining shareholders (GAAP)	$(106,450)	$58,781
Net income (loss) attributable to SSR Mining shareholders from discontinued operations (GAAP)	$(358,926)	$(26,920)
Net income attributable to SSR Mining shareholders from continuing operations (GAAP)	$252,476	$85,701
Interest saving on Convertible Notes, net of tax	$916	$1,232
Net income used in the calculation of diluted net income per share from continuing operations	$253,392	$86,933

Weighted-average shares used in the calculation of net income (loss) per share
Basic	205,619	202,420
Diluted	217,651	216,546

Net income per share attributable to SSR Mining shareholders from continuing operations
Basic	$1.23	$0.42
Diluted	$1.16	$0.40

Adjustments:
CC&V transaction and integration costs	$—	$6,795
Change in fair value of marketable securities	$(838)	$(1,656)
Income tax impact related to above adjustments	$338	$(903)
Inflationary impacts on tax balances	$(2,815)	$(2,695)
Adjusted net income attributable to SSR Mining shareholders from continuing operations (Non-GAAP)	$250,077	$88,474

Adjusted net income per share attributable to SSR Mining shareholders from continuing operations (Non-GAAP)
Basic	$1.22	$0.44
Diluted (24)	$1.15	$0.41
(24)Adjusted net income (loss) per diluted share attributable to SSR Mining shareholders from continuing operations is calculated using diluted common shares, which are calculated in accordance with GAAP.

Non-GAAP Measure - Free Cash Flow From Continuing Operations, Cash Flow From Operating Activities From Continuing Operations Before Changes in Working Capital, Free Cash Flow From Continuing Operations Before Changes in Working Capital, and Mine Site Free Cash Flow
The Company uses free cash flow and mine site free cash flow to supplement information in its condensed consolidated financial statements. The most directly comparable financial measure prepared in accordance with GAAP to free cash flow is cash provided by operating activities and the most directly comparable financial measure prepared in accordance with GAAP to mine site free cash flow is mine segment revenue. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources and, with respect to one of mine segments, to evaluate the cash generated from a mine. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities. The Company does not deduct payments made for business acquisitions. The Company calculates mine site free cash flow by deducting cost of sales, exploration, evaluation, and reclamation expenditures, cash care and maintenance, capital expenditures and taxes from revenue from a particular segment.

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The following table provides a reconciliation of cash provided by operating activities to free cash flow:

(in thousands of US dollars)	Three Months Ended March 31,
	2026	2025
Cash provided by operating activities from operations (GAAP)	$264,489	$82,336
Expenditures on mineral properties, plant and equipment from operations	$(89,307)	$(45,507)
Free cash flow from operations (non-GAAP)	$175,182	$36,829

Cash provided by operating activities from operations (GAAP)	$264,489	$82,336
Cash provided by (used in) operating activities from discontinued operations (GAAP)	$(35,119)	$(34,365)
Cash provided by operating activities from continuing operations (GAAP)	$299,608	$116,701
Expenditures on mineral properties, plant and equipment from continuing operations	$(88,826)	$(44,807)
Free cash flow from continuing operations (non-GAAP)	$210,782	$71,894
We also present operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash generated by (used in) operating activities before changes in working capital by adjusting cash generated by (used in) operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.
The following table provides a reconciliation of cash provided by operating activities to cash generated by (used in) operating activities before changes in working capital, and free cash flow before changes in working capital:

(in thousands of US dollars)	Three Months Ended March 31,
	2026	2025
Cash provided by operating activities from operations (GAAP)	$264,489	$82,336
Cash provided by (used in) operating activities from discontinued operations (GAAP)	$(35,119)	$(34,365)
Cash provided by operating activities from continuing operations (GAAP)	$299,608	$116,701
Net change in operating assets and liabilities	$9,573	$14,528
Cash provided by operating activities from continuing operations before changes in working capital (non-GAAP)	$309,181	$131,229
Expenditures on mineral properties, plant and equipment from continuing operations	$(88,826)	$(44,807)
Free cash flow from continuing operations before changes in working capital (non-GAAP)	$220,355	$86,422
We also present operating mine site free cash flow as non-GAAP measure to supplement our operating cash flow and free cash flow (non-GAAP) measures. The Company calculates mine site free cash flow as revenue less cost of sales, exploration, evaluation, and reclamation expenditures, cash care and maintenance, capital expenditures and taxes. We believe presenting asset level revenue minus large cash expenditures will be useful for investors because it represents a view of how much cash is actually generated and spent that is directly attributable to a specific site.
The following table provides a reconciliation of mine site free cash flow for CC&V and Puna:

(in millions of US dollars)	Three Months Ended March 31, 2026		Since Acquisition
	CC&V	Puna	CC&V (25)
Revenue (GAAP)	$186.5	$179.2	$636.9
Cost of sales	$(54.7)	$(47.5)	$(212.1)
Exploration & reclamation	$(4.0)	$(3.4)	$(17.6)
Capital expenditures	$(7.5)	$(4.7)	$(48.9)
Mine site free cash flow before taxes (non-GAAP)	$120.2	$123.6	$358.2
Taxes	$—	$(0.9)	$(32.5)
Mine site free cash flow (non-GAAP)	$120.2	$122.7	$325.7
(25)CC&V data represents the period from February 28, 2025, the closing date of the CC&V acquisition, to March 31, 2026.

SSR MINING | PAGE 15